Exhibit 99.1

Appendix 1

6 September 2013

ANNOUNCEMENT OF NZ MARKETS DISCIPLINARY TRIBUNAL

PUBLIC CENSURE OF DILIGENT BOARD MEMBER SERVICES, INC BY THE NZ MARKETS DISCIPLINARY TRIBUNAL FOR BREACHES OF NZSX LISTING RULES 2.2.2, 3.5.1, 7.3.1, 7.12.2, 7.12.9 and 10.8.2.

1.	The NZ Markets Disciplinary Tribunal (“Tribunal”) has approved a settlement agreement between NZX Limited (“NZX”) and Diligent Board Member Services, Inc (“DIL”) dated 30 August 2013 (“Settlement Agreement”) in respect of breaches by DIL of NZSX Listing Rules (“Rules”) 2.2.2, 3.5.1, 7.3.1, 7.12.1, 7.12.9 and 10.8.2.

Background

2.	DIL is a Delaware incorporated company governed by US law. It provides online software to compile and archive board materials.

3.	DIL’s securities began trading on the NZX Main Board on 12 December 2007. DIL has been subject to the Rules since that time.

4.	In January 2013 DIL wrote to NZX advising that it had identified a number of potential breaches of the Rules.

Breaches of the Rules

5.	DIL breached Rule 2.2.2 by failing to immediately provide NZX with a signed director’s acknowledgement following the appointment of three directors to its board. DIL has now provided the directors’ acknowledgements to NZX.

6.	Since listing on the NZX Main Board and until Diligent’s annual meeting on 25 June 2013, DIL paid its directors remuneration that was not authorised by an ordinary resolution of DIL, in breach of Rule 3.5.1. On 25 June 2013, at Diligent’s annual meeting shareholders ratified remuneration paid to Directors since listing.

7.	DIL has issued options and shares under two employee share schemes: a 2007 stock option and incentive plan and a 2010 stock option and incentive plan. Issues must be authorised by shareholders approving the precise terms and conditions of the issues pursuant to Rule 7.3.1 or made within the maximum limits permitted by Rule 7.3.6. Rule 7.3.6(c) requires that no issue of equity securities over a twelve month period exceed a 3% aggregate of the total number of equity securities of that class on issue at the commencement of the relevant period. DIL issued in total, 4,780,550 options in excess of the 3% aggregate limit in Rule 7.3.6(c) during the period 20 August 2009 to 16 April 2012.

8.	There were 13 occasions where DIL failed to immediately give NZX details of the issue or acquisition of securities, as required by Rule 7.12.1. In total, 11,466,670 shares or options were granted or forfeited during the period 23 October 2008 to 2 October 2012 in respect of which notice was required but not provided to NZX.

9.	On 22 occasions DIL failed to immediately notify NZX following the conversion of options exercised during the period 19 October 2010 to 23 January 2013 in respect of which notice was required by Rule 7.12.9 but not provided to NZX. 2,295,002 options were converted during this period in respect of which notice was required but not provided to NZX.

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10.	DIL did not provide a copy of its 2010 notice of meeting to NZX for release to the market, in breach of Rule 10.8.2. Rule 10.8.2 requires DIL to provide NZX with an electronic copy of every notice or communication at the same time as it is given to holders of its quoted securities.

Determination

11.	The Tribunal considers that although the individual breaches of Rules 2.2.2, 7.12.1, 7.12.9 and 10.8.2 are relatively minor in nature, when taken together, the breaches indicate that DIL’s internal controls and processes were insufficient to ensure compliance with these obligations of a Listed Issuer.

12.	The Tribunal considers the breaches of Rules 3.5.1 and 7.3.1 to be more serious, particularly when taken together. Compliance with the Rules is fundamentally important, as the Rules are designed to protect the integrity of the market and promote investor confidence in the market.

13.	In determining to approve the Settlement Agreement, the Tribunal considered certain mitigating factors, including that:

a.	DIL self reported the majority of the breaches and has at all times co-operated with NZX’s investigation.

b.	NZX is satisfied that DIL has taken steps to address the breaches including, where appropriate, providing the information required under the Rules, obtaining shareholder approval to ratify actions and implementing replacement arrangements.

c.	NZX is satisfied that DIL has also taken steps to improve its internal processes in relation to compliance and has, among other things, retained a new Chief Financial Officer and a new General Counsel with public company and compliance experience.

14.	In determining to approve the Settlement Agreement with respect to the breach of Rule 3.5.1, the Tribunal also considered the following mitigating factors:

a.	The Directors’ remuneration was authorised by DIL’s board before its Listing and disclosed in its prospectus;

b.	The amount payable per annum to the Directors had not been increased since DIL Listed;

c.	DIL’s shareholders have since ratified the total remuneration paid by DIL to its non-executive Directors for each calendar year or part year since Listing.

15.	In determining to approve the Settlement Agreement with respect to the breach of Rule 7.3.1, the Tribunal considered the following mitigating factors:

a.	DIL has taken steps to address the breaches by agreeing to cancel 4,350,000 options which were invalidly issued under US law and has obtained DIL shareholder approval for the substitute remuneration to be provided to the Chief Executive, effectively reducing the number of options issued in breach of the limits in Rule 7.3.6(c) to 166,789 options; and

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b.	DIL shareholders have approved the terms and conditions of a 2013 incentive plan to replace the 2007 and 2010 stock option and incentive plans.

16.	In determining to approve the Settlement Agreement, the Tribunal considered certain aggravating factors, including:

a.	The number of breaches over a considerable period of time.

b.	DIL’s internal controls and procedures were insufficient to ensure compliance with the Rules.

Penalties

17.	NZX and DIL have reached a settlement and agreed that:

i.	A public censure, in the form of this announcement, be made by the Tribunal.

ii.	DIL will pay $15,000, as a penalty to the NZX Discipline Fund, being:

1.	$1,500 for the breach of Rule 2.2.2;

2.	$3,000 for the breach of Rule 3.5.1;

3.	$6,000 for the breach of Rule 7.3.1;

4.	$1,500 for the breach of Rule 7.12.1;

5.	$1,500 for the breach of Rule 7.12.9; and

6.	$1,500 for the breach of Rule 10.8.2.

iii.	DIL will pay the costs of the Tribunal (plus GST, if any).

iv.	DIL will pay $3,840 towards the costs of NZXR (plus GST, if any).

Approval

The Settlement Agreement is approved by the Tribunal pursuant to Rule 10 of the NZ Markets Disciplinary Tribunal Rules (“NZMDT Rules”), and as such, the Settlement Agreement is the determination of the Tribunal.

Censure

The Tribunal hereby publicly censures DIL for its breach of Rules 2.2.2, 3.5.1, 7.3.1, 7.12.1, 7.12.9 and 10.8.2.

The Tribunal

The Tribunal is a disciplinary body independent of NZX and its subsidiaries. The Financial Markets Authority approves its members. Under the NZMDT Rules, the Tribunal determines and imposes penalties for referrals made to it by NZX in relation to the conduct of parties regulated by the market rules.

Dated 6 September 2013